Exhibit 99.1

Liquidity Services, Inc. Awarded New Surplus Contract with the U.S. Department of Defense for Usable, Non-Rolling Stock Surplus Property

WASHINGTON — July 30, 2014 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solutions provider in the reverse supply chain with leading online marketplaces for surplus assets, today announced the award of its new Surplus Contract with the Defense Logistics Agency Disposition Services (DLA) of the U.S. Department of Defense (DoD) to manage the receipt, storage, marketing and sale of all usable non-rolling stock surplus property generated by DoD installations in the United States and its territories.  The contract has a 24-month base term with four 12-month renewal options, including the option to add international locations and other commodity categories upon mutual agreement.  There is a six-month ramp up period prior to the effective date of the new Surplus Contract during which time the Company will adjust its operations to conform to the requirements of the new contract.  Liquidity Services expects to commence operations under the new contract during the first half of its fiscal year 2015.

The new surplus contract ensures Liquidity Services will continue to serve as the primary channel for the sale of DoD usable surplus property in key asset verticals, including: aerospace, audio/video, boats and marine vessels, communications, field gear, fitness and sporting equipment, heavy industrial equipment, machine tools, material handling equipment, medical and dental, test and measurement equipment, and technology.

Under the terms of the new contract, Liquidity Services will pay DLA approximately 4.35% of DoD’s original acquisition value (OAV) for all items referred, including an upfront payment of 0.5% of the OAV and a backend payment of 3.85% of the OAV after 120 days.  Liquidity Services will retain 100% of the profit from the resale of the property and bear all of its costs for the transport, storage, merchandising and sale of the property.  DoD usable non-rolling stock surplus property will continue to be offered for sale through Liquidity Services’ online auction marketplace, www.govliquidation.com.

“We are excited to build on our 14-year relationship with DLA and to continue this relationship to securely sell the majority of surplus assets generated by the DoD across the United States, Puerto Rico, the U.S. Virgin Islands and Guam,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “Our deep experience in processing and selling over 240 million surplus items for the DoD will enable us to continue to provide innovative solutions to our agency partner while enhancing value for these items by integrating our sales with the General Services Administration’s official government sales portal which will add to our base of over 2.6 million buyers seeking surplus assets on our marketplace platform.”

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.7 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

Investor Contact

Julie Davis

julie.davis@liquidityservices.com

202.558.6234